Filed Pursuant To Rule 433
Registration No. 333-167132
October 1, 2010

OWN GOLD

Wihtout upgrading your security system.

For a precise way to buy gold, check out SPDR® Gold Shares.

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The Trust has filed a registration statement (including a prospectus) with the sec for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust ha filed with the SEC for more complete information about the Trust and this offering. you may get thsese documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053 or contacting state street global markets, llc, one lincoln street, attn: spdr gold shares, 30th floor, boston, ma 02111.
“spdr®” is a registered trademark of standard & Poor’s financial services, llc (“s&p”) and has been licensed for use by state street corporation. no financial product offered by state street corporation or its affiliates, is sponsored, endorsed, sold or promoted by s&p or its affiliates, and s&p and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. further limitations that could affect investor’s rights may be found in the spdr gold shars prosectus.
not fdic insured — no bank guarantee — may lose value state street ibg-2424

SPDR GLD GOLD SHARES Precise in a world that isn’t.sm Click now to see why you should invest in gold.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.